Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

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Genaera Corporation	The Trout Group/BMC Communications
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Genaera Reports Phase II Clinical Trial Results of LOMUCIN™ in Cystic Fibrosis

Plymouth Meeting, PA, October 16, 2003 /PRNewswire/—Genaera Corporation (NASDAQ: GENR) and Cystic Fibrosis Foundation Therapeutics (CFFT) today announced Phase II clinical trial results for the mucoregulator drug, LOMUCIN™, at the North American Cystic Fibrosis Conference in Anaheim, Calif. The trial demonstrated a strong safety profile for the drug, and maintenance of existing lung function in people with cystic fibrosis (CF). It is hoped that the administration of LOMUCIN will lead to a reduction in the over production of mucus in the respiratory tracts of patients and therefore, lead to improved lung function.

The results are being presented by Professor Gerry McElvaney, M.D., department chair and chief of medicine at the Royal College of Surgeons, Ireland, based at Beaumont Hospital, Dublin. The Phase II clinical trial, supported by a grant from CFFT, the nonprofit drug discovery and development affiliate of the CF Foundation, was a randomized, double-blind study conducted in Ireland in 55 individuals with CF. Patients were treated with the study dose, 740 milligrams of LOMUCIN (talniflumate) three times daily for four weeks, or matching placebo. In the trial, 36 individuals were randomized to LOMUCIN and 19 to placebo. When compared with placebo, individuals receiving LOMUCIN demonstrated the following clinical and laboratory effects:

•	Change in FEV1 (forced expiratory volume in one second) from baseline at four weeks measured in liters (primary endpoint): LOMUCIN improvement of 0.04 liters vs. placebo worsening of -0.08 liters; Change in FEV1 from baseline at four weeks measured as relative change in percent predicted FEV1: LOMUCIN improvement of 1.07 percent, placebo worsening of -3.12 percent;

•	Change in FVC (forced vital capacity) from baseline at four weeks measure as relative change in percent predicted FVC: LOMUCIN improvement of 0.47 percent, placebo worsening of -3.67 percent;

•	There was no improvement in residual volume measures of pulmonary function;

•	There was no improvement in pulmonary symptoms as measured by the Acute Respiratory Illness Checklist;

•	Four patients were withdrawn from therapy: two on LOMUCIN (diarrhea; abdominal pain), and two on placebo (bronchospasm; lost to follow up); and

•	No serious adverse events related to study medications; there was one unrelated serious adverse event (respiratory tract infection).

“CFFT will work closely with Genaera to evaluate the Phase II trial results and to plan further clinical evaluation of LOMUCIN in CF. The potential therapeutic benefit of a mucoregulator approach in CF could be very significant for our patients and therefore deserves an intense and dedicated follow-up effort to determine next steps,” said Robert J. Beall, Ph.D., president and CEO of the Cystic Fibrosis Foundation and CFFT. “As always, our focus remains on pursuing the most promising therapies to improve and extend the lives of those with CF.”

“LOMUCIN was well tolerated by people with CF, and we believe that larger and longer term trials might be considered for demonstrating potentially beneficial effects on pulmonary function. We plan to complete our detailed evaluation of these results and to work with CFFT to determine the most appropriate path forward for LOMUCIN in CF,” said Roy C. Levitt, M.D., Genaera’s president and CEO. “We believe we have a strong intellectual property position developing for the target hCLCA1. We are also eager to explore all strategies for modulating hCLCA1 function, including antibody approaches, based on program specific funding for these opportunities.”

Background on LOMUCIN™ and the Mucoregulator Program

Clinical development of LOMUCIN™ for CF is supported by an initial award of up to $1.7 million from CFFT. Extensive consultation and intellectual support was provided by CFFT and the CFFT-supported Therapeutics Development Network.

The mucoregulator program is Genaera’s second product development program based on its genomics discoveries. Based on the role of the hCLCA1 chloride channel in respiratory diseases, such as CF, the Company has developed LOMUCIN. LOMUCIN is intended to block the hCLCA1-dependent mucus overproduction present in respiratory and sinus disorders, and thereby provide a new strategy for maintaining airway diameter and easing breathing in patients with these diseases.

LOMUCIN is a known compound, talniflumate, which was discovered, developed and marketed as an anti-inflammatory drug by Laboratorios Bago of Buenos Aires, Argentina, the leading independent pharmaceutical company in South America. Talniflumate has been approved and marketed for almost 20 years in Argentina, and selected other countries excluding the United States, Europe, and Japan. The effects of talniflumate in blocking hCLCA1 and mucus overproduction were discovered by Genaera scientists who have submitted patent applications protecting the novel uses of talniflumate as a mucoregulator. Genaera has an exclusive agreement with Laboratorios Bago to develop and commercialize LOMUCIN as a new chemical entity and mucoregulator drug in all major pharmaceutical markets including the United States, Europe, and Japan.

There is an extensive unmet medical need for a therapy that can prevent abnormal mucus production. Chronic sinusitis is one of the most common reasons for physician visits in the United States, with about 35 million cases per year. It is thought that many of the symptoms of chronic sinusitis result from excess mucus production. According to the National Institute of Allergies and Infectious Disease (NIAID) and the

American Lung Association, there are more than 65 million patients suffering from diseases where mucus overproduction may be hCLCA1 mediated, including 15 million patients with chronic bronchitis and other forms of chronic obstructive pulmonary disease (COPD), 17 million asthmatics, and 35 million respiratory allergy sufferers. Mucus overproduction and small airway plugging is one of the hallmarks of asthma and excess mucus production is also associated with COPD, chronic bronchitis, and CF.

About Genaera Corporation

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenic treatment for eye disease and cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. Please visit our web site at www.genaera.com for more information on Genaera.

About Cystic Fibrosis and the Cystic Fibrosis Foundation

Cystic fibrosis (CF) is a genetic disease affecting approximately 30,000 people in the United States. A defective gene causes the body to produce abnormally thick, sticky mucus that leads to chronic and life-threatening lung-infections and impairs digestion. When the CF Foundation was created in 1955, few children lived to attend elementary school. Today, because of research and care supported by the CF Foundation with money raised through donations from individuals, corporations and foundations, the median age of survival for a person with CF is in the early 30s.

The mission of the Cystic Fibrosis Foundation is to assure the development of the means to cure and control CF and to improve the quality of life for those with the disease. CFFT is the nonprofit drug development affiliate of the CF Foundation that operates drug discovery, development and evaluation efforts. Total support of CFFT is provided by the CF Foundation. For more information about CF, the CF Foundation or CFFT, call (800) FIGHT CF or visit www.cff.org.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding these preliminary results, future clinical development plans and prospects for Genaera’s programs. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “develop,” “expect,” and “continue,” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including squalamine, may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.